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September 7, 1989, as amended and restated August 24, 1998


                             BURNHAM INVESTORS TRUST

                  AMENDED AND RESTATED DISTRIBUTION CONTRACT


BURNHAM SECURITIES INC.
1325 Avenue of the Americas
New York, New York 10019

Gentlemen:

      The undersigned, Burnham Investors Trust, a Delaware business trust (the "Trust"), is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust may sell its shares to, and repurchase or redeem its shares from, the public.

Section 1.  GENERAL DUTIES AS DISTRIBUTOR OF THE FUND'S SHARES.

      It is hereby agreed that you shall act as principal distributor ("Distributor") for each series of the Trust set forth on Schedule I and any other series of the Trust as the parties may agree from time to time (each, a "Fund" and collectively, the "Funds"). Each Fund may be authorized to issue multiple classes of shares pursuant to Rule 18f-3 under the 1940 Act. As Distributor, you will have the exclusive right to purchase, as principal, from each Fund, shares of each class authorized and issued by the Fund and it is further agreed that during the term of this contract, you will use your best efforts to solicit or otherwise cause sales of the shares of each Fund and any authorized class of the Funds' shares and which such shares are registered or qualified for sale. You agree, as agent for each Fund, to repurchase, and accept for redemption, the shares of each class authorized and issued by the Fund; whenever the officers of the Trust deem it advisable for the protection of shareholders, they may suspend or cancel such authority with respect to one or more of the Funds. In the performance of these duties you shall be guided by the requirements of this contract, the applicable provisions of the Trust's Agreement and Declaration of Trust, By-laws, and applicable federal and state law, all as amended and/or supplemented from time to time, and each Fund's then-current Prospectus and Statement of Additional Information, which is from time to time in effect under the Trust's Registration Statement filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act.

Section 2.  DEALERS.

      You may solicit qualified dealers for orders to purchase, as principal, shares of the Funds and may enter into dealer agreements with any such dealers, the form thereof to be determined by you.





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Section 3.  SALES LITERATURE AND ADVERTISEMENTS.

      All sales literature and advertisements used by you in connection with the sale of the Trust's shares must be submitted to the Trust for its advance approval. In connection with the sale or arranging for the sale of the Trust's shares, you are authorized to give only such information and to make only such statements or representations as are contained in each Fund's Prospectus which is from time to time in effect under the Trust's Registration Statement on Form N-1A, or any superseding form, filed with the SEC under the 1933 Act and 1940 Act, or in sales literature or advertisements approved by the Trust.

Section 4.  LIMITATION UPON INITIAL INVESTMENT IN THE TRUST BY SHAREHOLDERS.

      You shall not accept any initial or subsequent investment in shares of a Fund, except as described in the Fund's then-current Prospectus. The Trust's Board of Trustees (the "Board") may increase, modify or eliminate any such investment limitations on written notice to you.

Section 5.  OFFERING PRICE. NET ASSET VALUE PER SHARE.

      Shares of each Fund sold under this contract shall be sold only at the Offering Price in effect at the time of such sale, as described in the then-current Prospectus and Statement of Additional Information of each Fund as the same may be supplemented from time to time, and each Fund shall receive not less than the full net asset value thereof. Any front-end sales charge payable upon purchases and any contingent deferred sales charge ("CDSC") payable on redemptions shall be retained by you, it being understood that such amounts will not exceed those set forth in each Fund's then-current Prospectus. You may re-allow to dealers all or any part of these sales charges.

      Any reference to "net asset value per share" shall refer to each Fund's net asset value per share computed in accordance with the Trust's Agreement and Declaration of Trust, each Fund's then-current Prospectus and Statement of Additional Information and the instructions of the Board, all as changed or amended from time to time. The Trust or the investment adviser will advise you as promptly as practicable of each Fund's net asset value per share on each day on which it is determined.

Section 6.  DUTIES UPON SALE OR REPURCHASE OR REDEMPTION OF SHARES OF THE
            TRUST.

      You shall remit to the Trust's custodian the net asset value per share of all shares of each Fund sold by you. Each Fund will, as promptly as practicable, cause the account of the purchaser to be credited with the number of shares purchased. The Trust will not issue share certificates.

      You shall process or cause to be processed requests received from each Fund's shareholders for repurchase or redemption of its shares, in the manner prescribed from time to time by the Board. Subject to Section 5 hereof, shares redeemed shall be redeemed at their net asset value per share next computed after receipt of the redemption request. You shall arrange





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for payment to such shareholders from each Fund's account with the custodian.
You shall reimburse the respective Fund for any loss caused by the failure of a shareholder to confirm in writing any repurchase or redemption order accepted by you. In the event that orders for the purchase or repurchase or redemption of shares of a Fund are placed and subsequently canceled, you shall pay to that Fund, on at least an annual basis, an amount equal to the losses (net of any gains) realized by the Fund as a result of such cancellations.

Section 7.  INFORMATION RELATING TO THE TRUST.

      The Trust will keep you fully informed with regard to its affairs, and will furnish you with a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with you in your efforts to sell the Funds' shares, and in the performance by you of all of your duties under this contract.

Section 8.  FILING OF REGISTRATION STATEMENTS.

      The Trust will from time to time file (and furnish you with copies of) such registration statements, amendments thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act, or the laws of the states in which you desire to sell shares of the Funds.

Section 9.  MULTIPLE CAPACITIES.

      Nothing contained in this contract shall be deemed to prohibit you from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust, including, but not limited to, the capacities of investment adviser, administrator, broker and distributor. The Trust understands that you may act in one or more such capacities on behalf of other investment companies and customers. You shall give the Trust equitable treatment under the circumstances in supplying services in any capacity, but the Trust recognizes that it is not entitled to receive preferential treatment from you as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Trust, you shall maintain the appropriate separate account and records for each such capacity.


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Section 10. PAYMENT OF FEES AND EXPENSES.

      The Trust, on behalf of the Funds, shall assume and pay, or reimburse you for, all expenses arising from this contract, except that the following expenses shall be allocated to you, and you shall pay for (i) expenses of printing all sales literature of the Funds, including shareholder reports and prospectuses required for your purposes (expenses of printing quarterly and annual reports and of maintaining and printing a current Prospectus for the Funds' shareholders will be paid for by the respective Funds); and (ii) any payments by you to other persons for selling shares of the Funds. The foregoing allocations to you shall not, however, be deemed to limit (i) your right to receive and retain any front-end sales charges or CDSCs referred to in Section 5 hereof, (ii) the fees payable to you in accordance with any plans adopted by the Funds (or a class of shares of the respective Funds) pursuant to Rule 12b-1 under the 1940 Act, as set forth in each Fund's then-current Prospectus and Statement of Additional Information, which you shall be entitled to receive for your services as Distributor in accordance with such plans, or (iii) the amount of any service fees payable to you by the Funds to be used to compensate persons for providing personal service to shareholders and maintaining shareholder accounts, as set forth in each Fund's then-current Prospectus and Statement of Additional Information.

Section 11. LIABILITY OF THE DISTRIBUTOR.

      You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties, or by your reckless disregard of your obligations under this contract, and nothing herein shall protect you against any such liability to the Trust or its shareholders. Subject to the first sentence of this section, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

Section 12. USE OF WORD "BURNHAM" IN NAME OF TRUST.

      The word "Burnham" in the name of the Trust or the Funds is understood to be used by the Trust with your consent, and the Trust is hereby granted a non-exclusive license to use the name "Burnham Investors Trust" and to use the word "Burnham" in any Fund's name provided that the Trust and the Funds may use such name only so long as (i) Burnham Asset Management Corporation ("Adviser"), which currently acts as investment adviser to the Trust and the Funds, shall continue to be retained by the Trust and the Funds as its investment adviser pursuant to an investment advisory contract between the Trust and the Adviser, as from time to time amended or supplemented, or (ii) you shall specifically consent in writing to such continued use. Any such use by the Trust and the Funds shall in no way prevent you or any of your successors or assigns from using or permitting the use of the name "Burnham Investors Trust" along or with any other word or business, other than the Trust or its business, whether or not the same directly or indirectly competes or conflicts with the Trust or its business in any manner. To the extent permitted by the 1940 Act and the rules and regulations thereunder, and Investment Company Act Release No. 5510, in the event that the Adviser shall cease to be the investment adviser of the Trust and the Funds, the Trust, upon your written request, shall take such further action as may be necessary to


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delete from its name and the name of the Funds the word "Burnham" and thereafter
(i) cease to use the name "Burnham Investors Trust" and shall omit the word "Burnham" from the Funds' names or any name deceptively similar thereto or to "Burnham Securities Inc." in any way whatsoever, and (ii) for such period and in such manner as may reasonably be required by you, on all letterheads and other material designed to be read or used by salesmen, distributors or investors, state in a prominent position and prominent type that Burnham Asset Management Corporation has ceased to be the investment adviser of the Trust and the Funds.

Section 13. TERMINATION OF CONTRACT; ASSIGNMENT.

      This contract may be terminated at any time, without the payment of any penalty, on 60 days written notice (i) by you; (ii) by the Trust, acting pursuant to a resolution adopted by the Board; or (iii) by the vote of the holders of the lesser of (1) 67% of the Trust's shares present at a meeting if the holders of more than 50% of the outstanding shares are present in person or represented by proxy, or (2) more than 50% of the outstanding shares of the Trust. This contract shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.

Section 14. DURATION OF CONTRACT.

      Unless sooner terminated, this contract shall continue in effect until April 30, 2001, and from year to year thereafter until terminated, provided that the continuation of this contract and the terms thereof are specifically approved annually in accordance with the requirements of the 1940 Act as modified or superseded by any rule, regulation, order or interpretive position of the SEC.

Section 15. DEFINITIONS.

      The terms "assignment" and "interested person" when used in this contract shall have the meanings given such terms in the 1940 Act.

Section 16. CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

      This contract shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of law are in conflict, the latter shall control.

      This contract is executed and delivered in New York, and the laws of the State of New York shall, except to the extent that any applicable provisions of some other laws shall be controlling, govern the construction, validity and effect of this contract.


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Section 17. MISCELLANEOUS.

      The obligations of the Trust and each Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or any Fund, but only the relevant Fund's property shall be bound. No Fund shall be liable for the obligations of any other Fund.

      If the contract set forth herein is acceptable to you, please so indicate by executing my enclosed copy of this letter and returning the same to the undersigned, whereupon this letter shall constitute a binding contract between the parties hereto effective May 3, 1999.

Very truly yours,
BURNHAM INVESTORS TRUST

By:_______________________________



Accepted:
BURNHAM SECURITIES INC.



By:_______________________________




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                                                                      SCHEDULE I


                                          Annual Fee Rate as a Percentage of
                                                Average Daily Net Value
                                          ----------------------------------
Burnham Fund
      Class A Shares                                  0.25%
      Class B Shares                                  0.75%

Burnham Financial Services Fund
      Class A Shares                                  0.25%
      Class B Shares                                  0.75%

Burnham Small Cap Value Fund
      Class A Shares                                  0.25%
      Class B Shares                                  0.75%

Burnham Dow 30 Focused Fund                           0.25%

Burnham Money Market Fund                             n/a



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